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                                                                       Exhibit 7
                                     LEASE


             THIS LEASE is made as of the 29th day of October, 1998

by and between JOHN EINARSEN, hereinafter referred to as "Landlord", and TELECOM CORPORATION OF CHICAGO, an Illinois corporation, hereinafter referred to as "Tenant".


                          I. DEMISE OF LEASED PREMISES

                  In consideration of the rents hereinafter reserved and the covenants and agreements hereinafter contained, Landlord hereby leases to Tenant all those premises (the "Leased Premises") with the building, improvements and appurtenances now or hereafter located thereon, situated and located at 285 and 295 Industrial Drive in the City of Wauconda, Lake County, Illinois. This Lease for the Leased Premises is subject to municipal and zoning ordinances regulating and restricting the use of said premises and construction of any improvements thereon; recorded covenants, easements, restrictions and grants, if any; and licenses and permits which may affect the Leased Premises.

                               II. TERM OF LEASE

                  1. The term of this Lease shall commence on the date hereof (the "Commencement Date") and end at 11:59 p.m. on October 31, 2003 unless sooner terminated in accordance with this Lease or extended pursuant to Paragraph 2 below.

                  2. Tenant shall have the option to extend the term of this Lease for two (2) additional and consecutive periods of five (5) years each, the first option commencing upon the expiration of the initial term, and the second option commencing on the expiration of the previous option. The first option shall be exercised only by Tenant giving Landlord written notice thereof which is received by Landlord on or before February 1, 2003, and the second option shall be exercised only by Tenant giving Landlord written notice thereof which is received by Landlord on or before February 1, 2008; provided, however, Tenant shall be entitled to exercise the options granted herein and the term of this Lease shall, in fact, be extended by reason of such exercise, only if this Lease is in full force and effect and Tenant is not in default hereunder beyond any applicable cure periods. Time shall be of the essence with respect to Tenant's notice(s) as aforesaid. Tenant's failure to exercise any option granted herein in accordance with this Article shall extinguish all subsequent options. In the event that the term of this Lease is in fact extended pursuant to the foregoing, then any such extension shall be upon all of the same terms and provisions contained in this Lease except the monthly base rent shall be adjusted as set forth in Article III, Paragraph 2 below.

                                  III. RENTAL

                  1. From and after the Commencement Date and continuing during the initial term of this Lease, Tenant shall pay to Landlord a monthly base rent of $17,500.00 per month, payable on the first day of each and every calendar month during the term. The base rent payable for any partial month shall be prorated on a thirty (30) day basis.


                  2. The monthly base rent during the first extension period set forth in Article II, Paragraph 2 shall be $20,000.00 per month. The monthly base rent during the second extension period set forth in Article II, Paragraph 2 shall be #22,500.00 per month, provided, however, if the percentage increase in the Cost of Living Index (as hereinafter defined) for the month of July, 2008 over the Cost of Living Index for the month of July, 2003 is more than 12.5%, then the monthly base rent payable during the second extension period shall be a sum equal to $22,500.00 plus one-half of the CPI Increase (as hereinafter defined). As used herein, "CPI Increase" means $20,000.00 increased by the percentage increase in the Cost of Living Index for the month of July, 2008 over the Cost


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of Living Index for the month of July, 2003 to the extent such percentage increase exceeds 12.5%. By way of example, if the Cost of Living Index for the month of July, 2008 increases by 20% over the Cost of Living Index for the month of July, 2003, then the monthly base rent for the second extension period shall be $23,250.00 [$22,500.00 + 1/2(.20 - .125) x $20,000.00]. As used herein, "Cost of Living Index" means the index presently known as "Consumer Price Index, U.S. Average, All Items, All Urban Consumers (1982-84=100)" published by the Bureau of Labor Statistics, United States Department of Labor. If the computation and publication of the Cost of Living Index is transferred to another governmental bureau, such bureau's publication shall be substituted for the presently published index. If the Cost of Living Index is substantially revised, or its method of calculation is substantially altered, adjustments shall be made to such new index by Landlord as may be necessary to make it comparable to the original index used; provided, however, that the addition or elimination or particular items or commodities included in the Cost of Living Index shall not be deemed a "substantial" revision or a "substantial" alteration of its method of calculation. In the event the Bureau of Labor Statistics or other governmental bureau to whom the publication of the Cost of Living Index is transferred publishes such adjustment, then such adjustment as published shall be controlling upon the parties. In the event the Cost of Living Index is discontinued, Landlord and Tenant shall accept comparable statistics on the purchasing power of the consumer dollar as published at the time of such discontinuation by a responsible financial periodical or recognized authority to be then, mutually agreed upon by Landlord and Tenant.

                  3. The base rent and any additional rent to be paid by Tenant to Landlord under the terms of this Lease shall be paid to Landlord at the address as hereinafter designated for notices to Landlord or at such other place as Landlord may from time to time designate. It is intended hereby that the rent stated herein shall be an absolute net return to Landlord for the demised term, free from any expense, charges or any deduction or offset whatsoever.

                  4. Tenant acknowledges that late payments of rent and additional rental involve additional costs to Landlord for collection and bookkeeping, and Tenant therefore agrees that if Tenant shall fail to pay any monthly installment of base rent or additional rent by the fifth day after such installment is due, then Tenant shall pay upon demand, as additional rent, a late charge equal to five percent (5%) of the amount required to be paid. The foregoing provision for payment of a late charge shall not be construed to extend the date for payment of any sums required to be paid by Tenant hereunder or to relieve Tenant of its obligation to pay all such sums at the time or times herein stipulated, and neither the demand for, nor collection by, Landlord of such late charge shall be construed as a cure of Tenant's default in the payment of rent.

                                   IV. TAXES

                  1. From and after the Commencement Date, Tenant agrees to pay as additional rent all taxes, charges and assessments, general and special, ordinary and extraordinary, of every nature and kind whatever, and all water rates and sewage charges levied, assessed, imposed, due or payable during the Lease term, upon the Leased Premises, whether such tax, rate, charge or assessment shall be for city, town, county, state, federal or any other purpose whatsoever, said Tenant hereby covenanting to pay taxes and assessments upon the real estate as well as upon the improvements thereon. Tenant further covenants and agrees to pay, as additional rent, all personal property taxes levied and assessed against all furniture, fixtures, equipment and other items of personal property constituting a part of the Leased Premises, used in connection with the operation of the Leased Premises or situated on the Leased Premises. Should any governmental agency or political subdivision impose any taxes and/or assessments, whether or not now customary

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or within the contemplation of the parties hereto, either by way of substitution for taxes and assessments presently levied and assessed against the real estate as well as the improvements thereon, or in addition thereto, other than Landlord's personal income tax or any estate tax or inheritance tax, such taxes and/or assessments shall be deemed to constitute a tax and/or assessment upon the real estate as well as the improvements thereon for the purpose of this Paragraph and shall be paid by Tenant.

                  2. Tenant shall pay all taxes, assessments and charges as provided in Paragraph 1 above at the time the same are due and payable and in any event before any fine, penalty, interest or additional cost may be added thereto, and Tenant shall furnish to Landlord a receipted tax bill and other satisfactory evidence of the payment of said taxes, assessments and charges within thirty (30) days after the same are due and payable. Notwithstanding the foregoing, upon receipt of written notice from Landlord, Tenant shall pay to Landlord, as additional rent, on or before the first day of each calendar month during the term hereof an amount estimated by Landlord to be equal to 1/12th of Tenant's annual obligation for the real estate taxes and assessments payable by Tenant hereunder. Within ninety (90) days after the end of each calendar year during the term, Landlord shall furnish Tenant with a statement of the actual amount of such taxes and assessments for the year in question. Within fifteen
(15) days after the rendition of each such statement to Tenant by Landlord, Tenant shall pay to Landlord, or Landlord shall credit to the obligations of Tenant, as the case may be, the difference between the payments actually made by Tenant for the year in question and the actual amount of such taxes and assessments for such year, as shown on such statement. A copy of a tax bill or assessment bill submitted by Landlord to Tenant shall at all times be sufficient evidence of the amount of taxes and/or assessments assessed or levied against the property to which such bill relates. From time to time hereafter, Landlord shall notify Tenant in writing of adjustments to Tenant's monthly installments due hereunder, and Tenant shall adjust its installment payments accordingly.

                  3. All real estate taxes and assessments shall be prorated for any partial year of the term. Landlord's and Tenant's obligations under this Article shall survive the expiration of the term of this Lease.

                  4. Tenant shall have the right to contest or protest any increase in real estate taxes levied or assessed against the Leased Premises subject, however, to the following terms and conditions: (i) Tenant shall give Landlord not less than fifteen (15) days prior written notice of its intention to contest or protest such taxes; (ii) any such contest or protest shall be solely in Tenant's name unless Landlord shall be required by law to join in such proceeding; (iii) Tenant shall post any bond or security required by law in connection with such proceeding; (iv) any such proceeding shall be at Tenant's sole cost and free of cost or expense to Landlord, and Tenant agrees to indemnify and hold Landlord harmless from and against any and all expense and liability arising from or out of such proceeding; and (v) Tenant shall pursue any such proceeding in good faith and with due diligence. Should Tenant be successful in obtaining a rebate of real estate taxes and assessments, such rebate shall inure to Tenant for the years that Tenant is in possession of the Leased Premises.

                           V. INSURANCE AND INDEMNITY

                  1. Tenant shall, at its own cost and expense, during the Lease term keep the building and improvements on the Leased Premises insured against loss or damage by fire and such other contingencies covered by a special form or all-risk insurance policy in an amount of not less than the full replacement cost of the building and improvements without provision for co-insurance or deductible in excess of $1,000.00. Said policy shall provide, subject to the rights of the holder of any mortgage of the fee of


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the Leased Premises (the "Mortgagee") if any, that all proceeds payable thereunder shall be paid directly to Landlord or the party designated by Landlord. Said policy shall also include business interruption or loss-of-rent insurance to insure, without provision for deductible or co-insurance, the payment of rent under Article III of this Lease, the payment of taxes and assessments under Article IV of this Lease, and the payment of insurance premiums under this Article V for a period of not less than twelve (12) months in the event of a casualty as contemplated by Article IX of this Lease.

                  2. Tenant shall, at its own cost and expense, during the Lease term carry commercial general liability insurance with respect to the Leased Premises and the business operated by Tenant in the Leased Premises and including contractual liability for the indemnification obligations of Tenant contained in this Lease in an amount of not less than Three Million Dollars ($3,000,000.00) combined single limit per occurrence, or such greater limit as Landlord may reasonably determine in accordance with prudent real estate management practices.

                  3. Tenant shall, at its own cost and expense, during the Lease term carry boiler and machinery insurance in the amount of not less than the replacement value of the building and improvements on the Leased Premises, on any steam boilers, pressure vessels and pressure piping installed in the Leased Premises. All proceeds of such insurance shall be payable directly to Landlord.

                  4. Tenant shall, at its own cost and expense, during the Lease term carry insurance against fire, vandalism, malicious mischief and such other perils as are from time to time included in a standard extended coverage endorsement, insuring any betterments and improvements made by Tenant to the Leased Premises and all merchandise, furniture, trade fixtures and other items of personal property located at the Leased Premises.

                  5. All insurance policies required hereunder shall be written by an insurance company or companies acceptable to Landlord and in the name of Landlord, Tenant, Mortgagee, if any, and any other party designated by Landlord, as their interests appear. Such insurance shall be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry and shall be non-cancelable and non-amendable without thirty
(30) days written notice to all such parties. The original policies or evidence thereof shall be furnished to Landlord with evidence of timely payment of the premium therefor prior to the commencement of the Lease term and not less than thirty (30) days prior to the expiration of any coverage. Landlord may at any time and from time to time inspect and/or copy any and all insurance policies required to be procured by Tenant under this Lease.

                  6. Notwithstanding the foregoing provisions of the Article, if the provisions of any mortgage of the fee of the Leased Premises require deposits for insurance premiums next due be made with the Mortgagee, Tenant shall make such deposits with Mortgagee.

                  7. Tenant hereby agrees to indemnify and hold Landlord harmless against and from any and all claims by or on behalf of any person arising from the conduct or management of or from any work or thing whatsoever done in or about the Leased Premises, or arising from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to this Lease, or arising from any act or negligence of Tenant, or any occupant of the Leased Premises or any part thereof, or of its or their agents, contractors, employees, guests, invitees, licensees or customers, or arising from any accident, injury or damage whatsoever caused to any person or property occurring during the term of this Lease in or about the Leased Premises, and from and against all judgments, costs, expenses and liabilities incurred in or about any such claim. Tenant, upon notice from Landlord, shall resist or defend such action or proceeding by counsel reasonably satisfactory to

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Landlord. The foregoing covenants and indemnification shall survive the expiration of the term of this Lease.

                  8. Landlord shall not be responsible or liable for any damage or injury to any property, fixtures, buildings or other improvements, or to any person or persons, at any time, on the Leased Premises, including any damage or injury to Tenant or to any of Tenant's agents, employees, contractors, guests, invitees, licensees or customers, whether occasioned by or through any act or neglect of Landlord or any other cause, negligent or otherwise, whatsoever.

                  9. Tenant hereby expressly waives any right of recovery it may have against Landlord for a loss to the Leased Premises or its contents due to fire or any peril included in the coverage of any applicable insurance policy required to be carried hereunder, however caused, including such losses as may be due to the negligence of Landlord or its agents or employees. All policies of insurance required to be carried by Tenant hereunder shall contain a provision that they are not invalidated by the foregoing waiver.

           VI. CONDITION OF LEASED PREMISES; REPAIRS AND MAINTENANCE

                  1. Tenant acknowledges and confirms that it has inspected the Leased Premises, knows the condition thereof, and is leasing the same in its present "as is" condition. Landlord shall not be required to rework, remodel or recondition the Leased Premises in any manner whatsoever for Tenant's use and occupancy thereof. No warranties or representations are made or have been made by Landlord or its agents and representatives that are not expressly set forth herein.

                  2. Landlord shall be responsible for all maintenance, repair and replacement of the roof, exterior walls (excluding window panes, glass and glazing), bearing walls, foundation and other structural portions of the building on the Leased Premises. Landlord shall also be responsible for replacement and resurfacing (exclusive of repairs, seal coats, sweeping, striping and snow and ice removal which shall be the obligation of Tenant) of the parking area and roadways of the Leased Premises. Notwithstanding the foregoing, if any such maintenance, repairs or replacements shall be occasioned by the fault or neglect of Tenant, then such work shall be the obligation of Tenant at its sole cost.

                  3. Except for the maintenance, repairs and replacements Landlord is specifically obligated to make under Paragraph 2 above, Tenant shall, at its own cost and expense, throughout the term of this Lease, keep and maintain the entire Leased Premises in good condition and repair, including the building, parking lot, landscaped areas and all other improvements situated thereon, and all plumbing, electrical, heating, ventilating air conditioning and other equipment and facilities contained in or about the Leased Premises so that at the expiration of the Lease or any renewal or extension thereof, the Leased Premises shall be surrendered to Landlord in the same condition that the same are in at the commencement of this Lease, ordinary wear and tear excepted. Tenant shall make such replacements as from time to time may be reasonably necessary. Tenant shall not defer any repairs, renewals or replacements to the Leased Premises by reason of anticipation of the expiration of the term hereof. The surrender of the Leased Premises upon the expiration or early termination of this Lease shall not relieve Tenant of the obligation to pay for all repairs or replacements to the Leased Premises which Tenant was obligated to perform during the Lease term, which obligation shall survive the expiration or early termination of this Lease. Tenant shall also use all reasonable precaution to prevent waste, damage or injury to the Leased Premises. Tenant shall keep the Leased Premises in a clean, tenantable condition and shall not permit any garbage, rubbish, refuse or dirt of any kind to accumulate in or about the Leased Premises. Landlord shall not be required to make any repairs, alterations or replacements in or to the Leased

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Premises during the term of this Lease except as expressly provided herein.

                                 VII. UTILITIES


                  From and after the Commencement Date, Tenant shall timely pay for all utilities used or consumed in or about the Leased Premises. Tenant shall keep the building on the Leased Premises sufficiently heated so as to prevent freezing and deterioration thereof and/or the equipment and facilities contained therein. In no event shall Landlord be liable for an interruption or failure in the supply of any utility to the Leased Premises.

                             VIII. USE OF PREMISES

                  1. Tenant shall use the Leased Premises only as office, warehouse and manufacturing facilities for Tenant's business or for any lawful use. Tenant expressly acknowledges that it shall be the sole responsibility of Tenant to secure all necessary and appropriate permits, licenses and approvals from all governmental authorities having jurisdiction for the use of the Leased Premises as set forth herein.

                  2. Tenant shall, at its own cost and expense, comply promptly and conform with all present and future laws, ordinances, rules, requirements and regulations of the federal, state, county and city governments and of any and all other governmental authorities or agencies affecting the Leased Premises or its use, and Tenant shall, at its own cost and expense, make all additions, alterations or changes to the Leased Premises or any portion thereof as may be required by any governmental authority or agency. Without limiting the generality of the foregoing, Tenant agrees to comply with all present and future laws, orders and regulations regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash into such categories as provided by law.

                  3. Tenant shall, during the entire term of this Lease, comply with all applicable federal, state and local environmental laws, ordinances and all amendments thereto and rules and regulations implementing the same, together with all common law requirements, which relate to discharge, emissions, waste, nuisance, pollution control, hazardous or toxic substances and other environmental matters as the same shall be in existence during the term hereof. All of the foregoing laws, regulations and requirements are hereinafter referred to as "Environmental Laws". Tenant shall obtain all environmental licenses, permits, approvals, authorizations, exemptions, classifications, certificates and registrations (hereinafter collectively referred to as "Permits") and make all applicable filings required of Tenant under the Environmental Laws required by Tenant to operate at the Leased Premises. The Permits and required filings shall be made available for inspection and copying by Landlord at Tenant's offices upon reasonable notice and during business hours. Tenant shall not cause or permit any flammable explosive, oil, contaminant, radioactive material, hazardous waste or material, toxic waste or material or any similar substance (hereinafter collectively referred to as "Hazardous Substances") to be brought upon, kept or used in or about the Leased Premises except for small quantities of such substances as is necessary for Tenant's business provided that Tenant shall handle, store, use and dispose of any such Hazardous Substance in compliance with all applicable laws and the highest standards prevailing in the industry for the storage and use of such substances or materials, in a manner which is safe and does not contaminate the Leased Premises, and Tenant shall give Landlord written notice of the identity of such substances. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of any Hazardous Substance on or about the Leased Premises, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand


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as additional rent. Tenant shall also, from time to time, at Landlord's request, execute such other affidavits, representations and the like concerning Tenant's best knowledge and belief regarding the presence of Hazardous Substances on the Leased Premises. Tenant agrees to indemnify and hold Landlord harmless from any liability, claim or injury, including reasonable attorney fees and the cost of any required or necessary repair, clean-up, remediation or detoxification, arising out of (i) the use, manufacture, handling, storage, disposal or release of any Hazardous Substances by Tenant, its agents and employees on, under or about the Leased Premises during the term of this Lease, or (ii) an actual or alleged violation of Environmental Laws in connection with the occupancy of the Leased Premises by Tenant or any occupant of the Leased Premises or the operation of Tenant's business on the Leased Premises during the term of this Lease. The foregoing indemnification shall survive the expiration of the term of this Lease.

                       IX. DESTRUCTION OF LEASED PREMISES

                  In the event the building or improvements on the Leased Premises are damaged or destroyed in whole or in part by fire or any other cause whatsoever during the term of this Lease, this Lease shall continue in full force and effect without any abatement in rent, taxes, charges, assessments or other obligations of Tenant referred to in this Lease, and Tenant shall, at its own cost and expense, with all reasonable dispatch and diligence, rebuild, restore and/or repair the building or improvements as aforesaid to a condition equal or greater in value to that just prior to said damage or destruction in accordance with plans and specifications to be approved in writing by Landlord prior to commencement of said rebuilding, restoration and/or repair. Tenant shall complete said rebuilding, restoration and/or repair of the building or improvements as aforesaid within a period not to exceed six (6) months from the date of said damage or destruction, subject to extension in the event of delays beyond the control of Tenant arising from acts of God, general labor strikes, the acts of Landlord or other contingencies which could not be anticipated or provided for by Tenant. For the purpose of making such repairs and restorations, Landlord agrees that the proceeds of insurance maintained under Article V, Paragraph 1 above and any additional proceeds received by Landlord, subject to the rights of Mortgagee, if any, may be used on account of the payment therefor in accordance with pay-out procedures established by Landlord or Mortgagee, if any, to insure that there are sufficient funds available for such repairs and restoration and that such work is done in a good and workmanlike manner in accordance with the plans and specifications approved by Landlord and free from any liens for services, materials or supplies. Tenant's obligation to rebuild, restore and/or repair shall be absolute whether or not the insurance proceeds available therefor shall be sufficient to defray the entire cost thereof.

                                X. CONDEMNATION

                  1. If the whole of the Leased Premises shall be condemned by any governmental agency or political subdivision or sold to any governmental agency or political subdivision in lieu of condemnation, then this Lease shall expire on the date the Leased Premises shall be so taken or the date of the sale in lieu of condemnation and the rent shall be apportioned as of that date.

                  2. If a portion of the Leased Premises shall be condemned by any governmental agency or political subdivision or sold to any governmental agency or political subdivision in lieu of condemnation and if said taking or sale does not directly affect the use of the building on the Leased Premises, but only the lands surrounding said building, then this Lease shall remain in full force and effect without any abatement of rent, and Tenant shall

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restore the Leased Premises for Tenant's use in the manner set forth in
Paragraph 3 below.

                  3. If a portion of the Leased Premises shall be condemned by any governmental agency or political subdivision or sold to any governmental agency or political subdivision in lieu of condemnation and if said taking or sale directly affects the building situated on the Leased Premises and results in making said building unsuitable for the business of Tenant, then Tenant may elect to terminate this Lease by written notice to Landlord within sixty (60) days after the taking and the rent shall be apportioned as of that date. If Tenant does not exercise its option herein contained, then this Lease shall remain in full force and effect without any abatement of rent, and Tenant shall restore said building for Tenant's use and, subject to the rights of Mortgagee, if any, that portion of the award or proceeds of sale directly attributable to the taking or sale of a portion of said building may be utilized by Tenant for said restoration in accordance with pay-out procedures established by Landlord and/or Mortgagee, if any, to insure that there are sufficient funds available for such restoration and that such work is done in a good and workmanlike manner in accordance with plans and specifications first approved by Landlord and free from any liens for services, materials or supplies. Tenant's obligation to restore shall be absolute whether or not the portion of the award available therefor shall be sufficient to defray the entire cost thereof, and if any surplus of funds remains after completion of such restoration, such surplus shall be paid over to and become the property of Landlord.

                  4. No part of any award or proceeds of sale resulting from the taking of the whole or a portion of the Leased Premises or a sale in lieu of condemnation shall belong to Tenant; provided, however, Tenant shall have the right to pursue such claim or claims as Tenant may have legally for relocation expenses, interruption of business and such other items which do not affect the award or proceeds of sale otherwise payable to Landlord. Tenant hereby expressly waives any claim which it may have relating directly or indirectly to the leasehold estate created under this Lease.

                         XI. ASSIGNMENT AND SUBLETTING

                  1. Tenant shall not, without the prior written consent of Landlord, (a) assign or encumber this Lease or any interest under it; (b) sublet the Leased Premises or any part thereof; (c) allow any transfer of Tenant's interest herein or any lien upon Tenant's interest by operation of law or otherwise; or (d) permit the use or occupancy of the Leased Premises or any part thereof by anyone other than Tenant. In the event that Tenant, with or without the prior consent of Landlord, does assign or in any manner transfer this Lease or any estate or interest therein, Tenant shall in no way be released from any of its obligations under this Lease. The following shall be deemed to be an assignment of this Lease within the meaning of this Article:
(a) the sale, issuance, or transfer of any voting capital stock of Tenant or of Tenant's permitted assigns and subtenants (if Tenant or such assigns or subtenants be a non-public corporation) which results in a change in the voting control of Tenant or such assigns or subtenants; (b) the sale, issuance, or transfer of any partnership or membership interest in Tenant or in Tenant's permitted assigns and subtenants (if Tenant or such assigns or subtenants be a partnership or limited liability company); and (c) the death or incapacity of Tenant or of Tenant's permitted assigns and subtenants (if Tenant or such assigns or subtenants be a natural person). Tenant shall pay to Landlord, as additional rent, any costs and expenses including reasonable attorney fees incurred by Landlord in connection with any proposed or purported assignment, sublease or other transfer.

                  2. Notwithstanding anything to the contrary contained in this
Article XI, Landlord's consent shall not be required for an assignment or other transfer of Tenant's interest under this Lease

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or a sublease of the Leased Premises to an affiliate of Tenant provided that
(a) Tenant shall notify Landlord in writing of the proposed transaction and the identity of the proposed assignee or subtenant and the address to which notices may be sent, (b) at the time of such proposed assignment, transfer or sublease, Tenant shall not be in default of any of the terms of this Lease, and (c) any proposed assignee shall agree in a writing reasonably acceptable to Landlord that it will assume and be bound by the terms of this Lease.

                  XII. ESTOPPEL CERTIFICATE AND SUBORDINATION

                  1. Tenant shall, without charge, at any time and from time to time hereafter, within fifteen (15) days after written request of Landlord, certify by written instrument duly executed and acknowledged to any mortgagee or purchaser, or proposed mortgagee or proposed purchaser, or any other person, firm or corporation specified in such request: (a) as to whether this Lease has been supplemented or amended, and if so, the substance and manner of such supplement or amendment; (b) as to the validity and force and effect of this Lease in accordance with its tenor as then constituted; (c) as to the existence of any default thereunder; (d) as to the existence of any offsets, counterclaims or defenses thereto; (e) as to the commencement and expiration dates of the term of this Lease; and (f) as to any other matters as may reasonably be so requested. Any such certificate may be relied upon by the party requesting it and any other person, firm or corporation to whom the same may be exhibited or delivered, and the contents of such certificate shall be binding on Tenant.

                  2. This Lease shall, at the option of Mortgagee or the holder or holders of any mortgage or mortgages now or hereafter placed upon the Leased Premises, be subject and subordinate to the lien of any such mortgage or mortgages, and Tenant covenants and agrees to execute and deliver upon demand such further instruments subordinating this Lease, in accordance with the foregoing, to the lien of any such mortgage or mortgages as shall be requested by Landlord, or Mortgagee, if any, or any proposed mortgagees, provided any such mortgagees shall agree to recognize the rights of Tenant under this Lease in the event of foreclosure if Tenant is not in default. In the event (i) of any proceedings brought for the foreclosure of any mortgage or mortgages now or hereafter placed upon the Leased Premises, or (ii) of the exercise of the power of sale under any such mortgage or mortgages, Tenant shall, at the option of the purchaser under such proceedings or power of sale, attorn to such purchaser as Landlord under this Lease.

                  3. Failure of Tenant to execute the instruments set forth in Paragraphs 1 and 2 above within fifteen (15) days upon written request so to do by Landlord shall constitute a breach of this Lease and Landlord may, at its option, cancel this Lease and terminate Tenant's interest therein. Further, Tenant hereby irrevocably appoints Landlord the attorney-in-fact for Tenant to execute and deliver any such instrument or instruments for and in the name of Tenant.

                          XIII. ALTERATIONS AND SIGNS

                  No alterations, additions or improvements ("Alterations") shall be made to the Leased Premises by Tenant nor shall any signs be erected or installed on the Leased Premises by Tenant except with the prior written consent of Landlord. Notwithstanding the foregoing, Tenant shall have the right to keep the existing signage on the Leased Premises. Any alterations, additions or improvements or the installation of any signs by Tenant, shall be made at Tenant's own cost and expense and in a good workmanlike manner in accordance with the laws, ordinances and codes relating thereto and free from any claim or claims for construction liens. Tenant shall indemnify Landlord from any and all claims, costs and expenses on account of such work.

                        XIV. SURRENDER AND HOLDING OVER

                  1. On the last day of the Lease term or on the sooner termination thereof, Tenant shall peaceably and quietly surrender the Leased Premises in good order, condition and repair consistent with Tenant's duty to make repairs as herein provided. All Alterations (other than Tenant's furniture and unattached movable personal property and equipment which may be removed by Tenant at any time during the term and prior to the termination of this Lease provided Tenant repairs any damage caused thereby) which may be made or installed by either Landlord or Tenant upon the Leased Premises, shall be the property of Landlord and shall remain upon and be surrendered with the Leased Premises as a part thereof without disturbance, molestation or injury at the termination of the term of this Lease, whether by the lapse of time or otherwise, all without compensation or credit to Tenant. On or before the termination of the Lease term, Tenant shall remove all of Tenant's furniture and unattached movable personal property and equipment from the Leased Premises and any such items not so removed shall be deemed abandoned by Tenant. Any damage caused by the removal of such property shall be repaired by Tenant at Tenant's sole cost and expense. If the Leased Premises are not surrendered at the end of the term as set forth herein, Tenant shall indemnify Landlord against all loss or liability resulting from delay by Tenant in so surrendering the Leased Premises, including, without limitation, any claim made by any succeeding tenant founded on such delay. Tenant shall also surrender all keys to the Leased Premises and shall inform Landlord of combinations on any locks, safes and vaults, if any, on the Leased Premises.

                  2. In the event Tenant remains in possession of the Leased Premises after the expiration of this Lease with the consent of Landlord and without the execution of a new lease, it shall be deemed to be occupying said premises as a tenant from month-to-month, subject to all of the conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy. For any period that Tenant shall remain in possession of the Leased Premises without Landlord's consent, Tenant shall pay a use and occupancy charge equal to two (2) times the base rent in effect immediately prior thereto, computed on a daily basis, in addition to the additional rent and other charges payable by Tenant.

                                  XV. NOTICES

                  Whenever in this Lease it shall be required or permitted that notice be given to either party hereto by the other, such notice shall be in writing and be given by personal delivery or by United States certified mail, postage prepaid, return receipt requested, addressed as follows:

                  To Landlord:              John Einarsen
                                            20707 North Swansway
                                            Barrington, IL  60110

                  To Tenant:                Telecom Corporation of Chicago
                                            285 Industrial Drive
                                            Wauconda, IL  60084

                                            with a copy to:

                                            Officeland, Inc.
                                            312 Dolomite Drive, Suite 212
                                            Toronto, Ontario
                                            Canada M3J 2N2
                                            Attn: Marvyn A. Budd

                  Either party may, upon prior notice to the other, specify a different address for the giving of notice.

                      XVI. ADDITIONAL COVENANTS OF TENANT

                  1. Tenant shall permit Landlord and its authorized representatives to enter upon the Leased Premises at all reasonable times during usual business hours for the purpose of exhibiting, inspecting, repairing or replacing the same. In case of emergency (the existence of which shall be determined by Landlord), if Tenant shall not be present to permit entry, Landlord or its representatives may enter the same forcibly without rendering Landlord or its representatives liable therefor or affecting Tenant's obligations under this Lease. During the last six (6) months prior to the expiration of the term of this Lease or any extension period, Tenant shall permit a "For Rent" or "For Sale" sign to be placed on the Leased Premises.

                  2. Tenant shall not suffer or permit any liens under any construction lien law or similar law to be filed or recorded against the Leased Premises or against the interest of either Landlord or Tenant therein. If any such lien at any time be filed or recorded, Tenant shall promptly obtain the release of record of such lien or bond over such lien, at Tenant's own cost and expense, if Tenant disputes the validity of such lien.

                            XVII. DEFAULTS OF TENANT

                  1. If (a) Tenant shall fail to pay the rental or other charges due hereunder within ten (10) days after the same shall be due, or (b) Tenant shall fail to perform any of the other terms, conditions or covenants of this Lease to be performed or observed by Tenant for more than thirty (30) days after notice of such default has been given to Tenant, or (c) Tenant shall vacate the Leased Premises or abandon the same by failing to use and occupy the same for more than ten (10) consecutive days, or (d) Tenant or any guarantor of this Lease shall be adjudged bankrupt or insolvent or shall make an assignment for the benefit of creditors, or (e) a receiver or trustee of Tenant's property or that of any guarantor of this Lease shall be appointed and such receiver or trustee, as the case may be, shall not be discharged within thirty (30) days after such appointment, or (f) an execution or attachment is levied against Tenant's property or that of any guarantor of this Lease or (g) this Lease shall by operation of law devolve upon or pass to any person or persons other than Tenant without Landlord's prior written consent, then in any such case, Landlord may, upon notice to Tenant, recover possession of and re-enter the Leased Premises without affecting Tenant's liability for past rent and other charges due or future rent and other charges to accrue hereunder. In the event of any such default, Landlord shall be entitled to recover from Tenant, in addition to rent and other charges equivalent to rent, all other damages sustained by Landlord on account of the breach of this Lease, including, but not limited to, the costs, expenses and attorney fees incurred by Landlord in enforcing the terms and provisions hereof and in re-entering and recovering possession of the Leased Premises and for the cost of repairs, alterations and brokerage and attorney fees connected with the reletting of the Leased Premises. Further, at the election of Landlord, Landlord shall have the right to declare this Lease terminated and cancelled, without any further rights or obligations on the part of Landlord or Tenant (other than Tenant's obligation for rent and other charges due and owing through the date of termination), so that Landlord may relet the Leased Premises without any right on the part of Tenant to any credit or payment resulting from any such reletting. In case of a default under this Lease, Landlord may, in addition to terminating this Lease, or in lieu thereof, pursue such other remedy or combination of remedies and recover such other damages for breach of tenancy and/or contract as are available at law or otherwise.

                  2. The rights and remedies of Landlord under this Lease shall be cumulative and the exercise of any of them shall not be exclusive of any other right or remedy provided by this Lease or allowed by law, and the waiver by Landlord of any breach of any covenant of this Lease shall be limited to the particular instance and shall not operate or be deemed to waive any future breach of the same or any other covenant on the same or any other occasion, nor operate as a waiver of Landlord's right to enforce the payment of subsequent installments of rental or any of Landlord's rights under this Lease by such remedies as may be appropriate.

                  3. No extension of time, forbearance, neglect or waiver on the part of Landlord with respect to any one or more of the covenants, terms or conditions of this Lease, shall be construed as a waiver of any of the other covenants, terms or conditions of this Lease, or as an estoppel against Landlord, nor shall any extension of time, forbearance or waiver on the part of Landlord in any one or more instances or particulars be construed to be a waiver or estoppel with respect to any other instance or particular covered by this Lease. After the service of a notice or the commencement of a suit or after final judgment for possession of the premises, Landlord may receive and collect any rent due and apply the same as and for use and occupancy, and the payment and receipt thereof shall not waive or affect any such notice, suit or judgment.

                  4. Landlord shall have the right at any time, after ten (10) days notice to Tenant (or without notice in case of emergency or in case any fine, penalty, interest or cost may otherwise be imposed or incurred) to make any payment or perform any act required of Tenant under any provision of this Lease, and in exercising such right, to incur necessary and incidental costs and expenses, including reasonable attorney fees. Nothing herein shall imply any obligation on the part of Landlord to make any payment or perform any act required of Tenant, and this exercise of the right to so do shall not constitute a release of any obligation or a waiver of any default. All payments made and all costs and expenses incurred in connection with any exercise of such right shall be reimbursed to Landlord by Tenant within ten (10) days after such payment, together with interest at a rate equal to eighteen percent (18%) per annum from the respective dates of the making of such payments or the incurring of such costs and expenses. In the event of non-payment thereof, Landlord shall have the rights and remedies it would have hereunder or by law in the case of non-payment of rent.

                  5. Tenant shall pay all costs, expenses and reasonable attorney fees that may be incurred or paid by Landlord in enforcing the covenants and agreements of this Lease.

                             XVIII. QUIET ENJOYMENT

                  If and so long as Tenant pays the rent reserved by this Lease and performs and observes all of the covenants and provisions hereof, Tenant shall quietly enjoy the Leased Premises without hindrance, disturbance or molestation from Landlord, subject, however, to the terms of this Lease.

                               XIX. MISCELLANEOUS

                  1. The consent or approval by Landlord to or of any act by Tenant requiring Landlord's consent or approval shall not be deemed to render unnecessary Landlord's consent or approval to or of any subsequent similar act by Tenant. No breach of a covenant or condition of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord.

                   2. This Lease and the exhibits, if any, attached hereto and forming a part hereof, set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Leased Premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth. No alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by each party.

                   3. Whenever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

                   4. The captions and article numbers appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.

                   5. Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at the rate of eighteen percent (18%) per annum from the date due until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease.

                   6. The covenant to pay rent is hereby declared to be an independent covenant on the part of Tenant to be kept and performed, and no offset thereto shall be permitted or allowed except as expressly set forth in this Lease.

                   7. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on and check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy in this Lease provided.

                   8. The submission of this Lease for examination does not constitute a reservation of or option for the Leased Premises, and this Lease shall become effective as a Lease only upon execution and delivery thereof by Landlord and Tenant.

                   9. This Lease shall be governed by, and construed in accordance with, the laws of the State of Illinois. If any provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and each provision of the Lease shall be valid and enforceable to the fullest extent permitted by the law.

                  10. Tenant shall, in the event of the sale or assignment of Landlord's interest in the Leased Premises or in the event of any proceedings brought for the foreclosure thereof, or in the event of exercise of the power of sale under any mortgage covering the Leased Premises, attorn to the purchaser and recognize such purchaser as Landlord under this Lease.

                  11. In the event of any sale or other transfer of the Leased Premises by Landlord, the named Landlord shall be entirely relieved of all obligations hereunder from and after the date of the transfer; provided, however, that the transferee shall assume in writing Landlord's obligations under this Lease and a copy of such assumption shall be provided to Tenant.

                  12. If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord's part to be performed, and if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Leased Premises and out of rents or other income from such property receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord's right, title and interest in the Leased Premises, and Landlord herein shall not be liable for any deficiency.

                  13. In the event the Mortgagee or any proposed mortgagee requests certain modifications or amendments to this Lease, then Tenant, on demand, agrees to execute such modifications or amendments as required. Notwithstanding the foregoing, Tenant shall not be required to execute any modifications or amendments to this Lease which shall modify the provisions of this Lease relating to the amount of rent reserved, the size and location of the Leased Premises and the duration of the term of this Lease. Tenant further agrees to furnish such financial information as may be required or otherwise cooperate with the obtaining of said mortgage financing.

                  14. Nothing contained in this Lease shall be taken or construed to create any agency between Landlord and Tenant or to authorize Tenant to do any act or thing or to make any contract so as to encumber in any manner the title to the Leased Premises or to create any claim or lien upon the interest of Landlord in the Leased Premises.

                  15. The officers of Tenant who are executing and attesting to this Lease hereby represent and warrant that they have full power, authority and right to execute this Lease, and Tenant represents and warrants that the execution and delivery of this Lease has been duly authorized by the board of directors of Tenant, and the execution of this Lease by such officers is sufficient and legally binding on Tenant without the joinder or approval of any other party.

                  16. The parties acknowledge that Tenant presently occupies the Leased Premises pursuant to the terms of a lease commencing on July 1, 1995 by and between Landlord and Tenant (the "Existing Lease"). Landlord and Tenant agree that the Existing Lease shall terminate on the Commencement Date of this Lease without further written agreement between the parties, provided, however, Tenant shall remain liable for the payment of rent and other charges or the performance of any of the terms and provisions of the Existing Lease due and owing or accrued up to and including said date.

                  17. Except as expressly otherwise provided, all of the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the heirs, personal representatives, successors in interest and assigns of the parties hereto.

                  SIGNED AND SEALED as of the date first written above.

LANDLORD:                              TENANT:

                                        TELECOM CORPORATION OF CHICAGO


                                        By:
                                             /s/ Marvyn A. Budd
                                            ---------------------------------

/s/ John Einarsen                           Name: Marvyn A. Budd
-----------------------                          ----------------------------
John Einarsen
                                            Title: President
                                                  ---------------------------

                                        Attest: /s/ Christopher Walker
                                                -----------------------------

                                            Name: Christopher Walker
                                                -----------------------------

                                            Title: Assistant Secretary
                                                  ---------------------------